Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Paul Goodson	Rachel Kennedy
Senior Director, Investor Relations and Corporate Communications	Media Contact
Sequenom, Inc.	inVentiv Health PR Group
858-202-9427	858-449-9575
pgoodson@sequenom.com	rachel.kennedy@inventivhealth.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2015

SAN DIEGO, Calif. - November 4, 2015 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today reported total revenues of $29.9 million for the third quarter of 2015, a decrease of 21% compared to revenues of $37.9 million for the third quarter of 2014. The decrease is primarily the result of lower cash collections related to services performed in prior periods. Over the course of the past year, Sequenom has collected claims for services more quickly, resulting in a lower balance of unrecorded receivables to recognize on a cash basis when collected.

“We are excited by the launch of the MaterniT™ GENOME laboratory-developed test and the enthusiastic reception it has received from the maternal fetal medicine specialist community. With MaterniT GENOME, Sequenom Laboratories is once again introducing a new paradigm in prenatal testing, which has the potential to increase Sequenom’s revenue and market share,” said Dr. Dirk van den Boom, Interim President and Chief Executive Officer of Sequenom, Inc. “During the third quarter, we also announced several collaborations with key opinion leaders for the advancement of our circulating cell-free tumor DNA assays, opening new market opportunities for Sequenom in oncology. Finally, we initiated a focused review of the Company’s commercial operations, cost structure, and new product programs, and we plan to implement changes in these areas in the coming quarters that will improve revenues and reduce costs.”

Third Quarter 2015 Results

Total revenues for the third quarter of 2015 were $29.9 million, a decrease of 21% compared to revenues of $37.9 million for the third quarter of 2014. Revenues for the third quarter of 2014 included approximately $8.4 million more in collections for services performed in prior periods. The timeliness of collections has improved throughout 2015 with additional payor contracts and the use of the specific CPT code for fetal aneuploidy tests, resulting in fewer unrecorded receivables available to collect in the third quarter of 2015. The conversion of a referring laboratory partner to a patent pool licensee at the beginning of 2015 resulted in a reduction of diagnostic services revenue of approximately $2.6 million in the third quarter of 2015 compared to the third quarter of 2014, although this conversion did contribute to higher license revenue.

License revenue increased to $2.2 million for the third quarter of 2015, compared to $0.6 million for the third quarter of 2014, reflecting the increase in test fees received under the Pooled Patents Agreement that was entered into in December 2014.

Total patient samples accessioned decreased by 12.0% to 41,000 patient samples during the third quarter of 2015, compared to the prior year third quarter. Approximately 35,500 of those patient samples accessioned were for noninvasive prenatal tests (NIPT), including the MaterniT21® PLUS, VisibiliT™ and MaterniT GENOME laboratory-developed tests, which is a 7.8% decrease in testing volume compared to the third quarter of 2014. This decline is primarily due to the transition of referring laboratories to licensees under the Pooled Patents Agreement.

Total cost of revenues decreased to $15.1 million for the third quarter of 2015, compared to $21.0 million for the prior year period. Cost of revenues decreased primarily due to the continued cost improvements for Sequenom Laboratories’ existing tests as well as the decrease in test volumes.

Gross margin for the third quarter of 2015 was 50% as compared to gross margin of 45% for the third quarter of 2014. Higher license fee revenue and improved efficiencies in processing patient samples largely drove this increase.

Total operating expenses excluding cost of revenues for the third quarter of 2015 were $22.9 million, as compared to total operating expenses of $23.0 million for the third quarter of 2014. Total operating expenses for the third quarter of 2015 were down sequentially from total operating expenses of $23.2 million for the second quarter of 2015 which included $0.7 million in restructuring cost related to asset impairment and severance.

The operating loss for the third quarter of 2015 was $7.3 million, as compared to a loss of $6.0 million for the same period in 2014. A gain of $0.8 million related to the sale of the Grand Rapids laboratory assets was included in the operating loss for the third quarter of 2015. Net loss for the third quarter of 2015 was $9.4 million or $0.08 per share, as compared to a net loss of $6.1 million, or $0.05 per share, for the same period in 2014. An income tax benefit of $2.1 million was reflected in the net loss for the third quarter of 2014.

Cash burn for the third quarter of 2015 was $7.9 million, compared to $6.4 million in the same period of 2014 and $2.9 million in the second quarter of 2015. Cash burn in the third quarter includes semi-annual interest payments on the convertible debt.

Unrecorded accounts receivable for tests performed and recognized on a cash basis are estimated to be $19 to $21 million as of September 30, 2015.

As of September 30, 2015, total cash, cash equivalents, and marketable securities was $80.4 million.

Operational Updates

In the first nine months of 2015, Sequenom Laboratories accessioned approximately 114,000 NIPT tests and more than 138,000 total test samples for all of its laboratory-developed tests, compared to 119,000 NIPT tests and 146,000 total tests for the first nine months of 2014.

Sequenom Laboratories now has coverage for over 200 million commercial lives and 46 million lives under Medicaid programs.

On August 31, 2015, Sequenom Laboratories launched MaterniT GENOME, the first and only NIPT to detect genome-wide deletions/duplications 7 megabase level and greater, plus the seven clinically relevant microdeletions reported by the MaterniT21 PLUS test. Sequenom Laboratories has recently completed a large clinical validation study on MaterniT GENOME confirming the high sensitivity and specificity established through previous analytical studies.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended September 30, 2015. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.

Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities, purchases of property, equipment and leasehold improvements, payments on long-term obligations, and payment of convertible note transaction costs. The reconciliations of cash used by operating activities, the GAAP measure most directly comparable to cash burn, is provided on the attached schedule.

Conference Call Information

A conference call hosted by Dr. Dirk van den Boom, Interim President and CEO, and other members of senior management will take place today, November 4, at 5:00 p.m. ET (2:00 p.m. PT) and will be webcast live on the Sequenom website. To access the live teleconference call, dial 877-883-0383 in the U.S. and Canada, and 412-902-6506 for other international callers. Please use code 0455461. For interested parties unable to listen to the live conference call, a replay will be available through Friday, December 4, 2015. The replay will be accessible by dialing 877-344-7529 or 412-317-0088 internationally, and entering the conference number 10075290.

The conference call webcast is also accessible through the "Invest" section of the Sequenom Website at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, December 4, 2015.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services.  The Company serves patients and physicians by providing early patient management information. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com.

About Sequenom Laboratories

Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT™, HerediT™ UNIVERSAL, MaterniT™ GENOME, MaterniT21® PLUS, NextView™, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. Visit www.laboratories.sequenom.com and follow @SequenomLabs.

SEQUENOM®, HerediT™, MaterniT™ GENOME, MaterniT21® PLUS, NextView™, SensiGene®, VisibiliT™ and Sequenom Laboratories are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

The preliminary unaudited financial information for the three and nine months ended September 30, 2015 set forth in this press release is based on information available at the time of this press release and is subject to further review by our independent accountants and management prior to our filing of our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2015. Furthermore, any results reported for any completed period should not be considered indications of our future performance.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the development of innovative products and services, the potential of MaterniT GENOME to increase Sequenom’s revenue and market share, the potential of Sequenom Laboratories’ circulating cell-free tumor DNA assays to open new market opportunities for Sequenom in oncology and the ability of Sequenom to implement changes in the Company’s commercial operations, cost structure, and new product programs in the coming quarters to improve revenues and reduce costs, Sequenom’s ability to continue to improve the timeliness of collections of accounts receivable, and Sequenom Laboratories’ ability to change the landscape in genetic diagnostics using proprietary cutting edge technologies. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Diagnostic services, net	$27,688	$37,376	$94,283	$113,475
License	2,213	561	6,190	1,305
Total revenues	29,901	37,937	100,473	114,780
Costs and expenses:
Cost of revenues	15,069	21,000	50,971	66,180
Selling and marketing	8,541	7,448	25,386	23,927
Research and development	5,892	6,073	17,413	19,949
General and administrative	8,431	9,457	25,617	36,527
Restructuring costs and other charges	—	—	656	1,885
Total costs and expenses	37,933	43,978	120,043	148,468
Gain on pooled patents agreement and sale of assets	750	—	21,750	—
Operating income (loss)	(7,282)	(6,041)	2,180	(33,688)
Interest and other expense, net	(2,077)	(2,144)	(6,144)	(6,334)
Loss from continuing operations before income taxes	(9,359)	(8,185)	(3,964)	(40,022)
Income tax benefit (expense)	(84)	2,107	(207)	8,911
Loss from continuing operations	$(9,443)	$(6,078)	$(4,171)	$(31,111)
Discontinued operations:
Earnings from discontinued operations, net of tax	—	—	—	13,812
Net loss	$(9,443)	$(6,078)	$(4,171)	$(17,299)

Net loss per common share, basic
Continuing operations	$(0.08)	$(0.05)	$(0.04)	$(0.27)
Discontinued operations	$—	$—	$—	$0.12
Net loss	$(0.08)	$(0.05)	$(0.04)	$(0.15)
Shares used in computing loss per share
Basic	118,432	117,067	118,098	116,516

SEQUENOM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	80,401	93,897
Accounts receivable, net	6,329	9,131
Inventories	4,562	6,516
Other current assets and prepaid expenses	5,345	12,112
Total current assets	96,637	121,656
Property, equipment and leasehold improvements, net	11,209	15,348
Other assets	20,859	24,067
Total assets	$128,705	$161,071

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$6,423	$6,089
Accrued expenses	13,498	22,155
Long-term debt and obligations, current portion	346	4,144
Other current liabilities	634	2,581
Deferred gain on pooled patents agreement	—	21,000
Total current liabilities	20,901	55,969
Long-term liabilities	135,514	136,266
Total stockholders' deficit	(27,710)	(31,164)
Total liabilities and stockholders' deficit	$128,705	$161,071

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Nine Months Ended September 30,
	2015	2014
Operating activities
Net loss	$(4,171)	$(17,299)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on pooled patents agreement and sale of assets	(21,723)	—
Earnings from discontinued operations, net of tax	—	(13,812)
Share-based compensation	5,465	9,091
Depreciation and amortization	8,049	9,247
Non-cash restructuring costs and other charges	386	1,885
Other non-cash items	925	143
Changes in operating assets and liabilities:
Accounts receivable	2,801	(4,040)
Inventories	1,954	5,608
Prepaid expenses and other assets	336	250
Accounts payable and accrued expenses	(8,546)	(4,074)
Deferred taxes (benefit)	494	(9,212)
Other liabilities	(1,994)	(129)
Net cash used in operating activities of continuing operations	(16,024)	(22,342)
Investing activities
Purchases of property, equipment and leasehold improvements	(1,691)	(1,007)
Purchases of marketable securities	(20,150)	(40,149)
Maturities of marketable securities	20,000	19,169
Net cash received from sale of segment	—	29,291
Proceeds from pooled patents agreement	6,000	—
Proceeds from the sale of assets	750	—
Change in restricted cash	500	—
Net cash provided by investing activities of continuing operations	5,409	7,304
Financing activities
Payments on term loan and capital lease obligations	(4,042)	(5,641)
Proceeds from common stock issued under employee stock plans	1,046	1,777
Net cash used in financing activities of continuing operations	(2,996)	(3,864)
Discontinued operations
Net cash provided by operating activities of discontinued operations	—	2,816
Net cash used in investing activities of discontinued operations	—	(164)
Net cash provided by discontinued operations	—	2,652
Effect of exchange rate changes on cash and cash equivalents	(33)	—
Net decrease in cash and cash equivalents	(13,644)	(16,250)
Cash and cash equivalents at beginning of period	63,309	61,589
Cash and cash equivalents at end of period	$49,665	$45,339

SEQUENOM, INC.
RECONCILIATION OF CASH BURN
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash Burn:
Net cash used in operating activities	$7,677	$4,156	16,024	22,342
Purchases of property, equipment and leasehold improvements	65	456	1,691	1,007
Payments on long-term obligations	108	1,827	4,042	5,641
Payment of convertible note exchange transaction costs	—	—	(1,605)	—
Cash burn(1)	$7,850	$6,439	$20,152	$28,990

(1) See accompanying Non-GAAP Financial Measures section for description of adjustments.